Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-288227, 333-288227-01 and 333-288227-02

Ladder Capital Finance Holdings LLLP

Ladder capital finance corporation

$500,000,000 5.500% Senior Notes due 2030

Fully and unconditionally guaranteed by ladder capital corp

Pricing Term Sheet

The following information, which should be read in conjunction with the Preliminary Prospectus Supplement dated June 24, 2025 (the “Preliminary Prospectus Supplement”), supplements, and to the extent it is inconsistent with replaces, the information set forth in the Preliminary Prospectus Supplement.

Issuers:	Ladder Capital Finance Holdings LLLP Ladder Capital Finance Corporation
Guarantor:	Ladder Capital Corp
Aggregate Principal Amount:	$500,000,000
Stated Maturity:	August 1, 2030
Coupon:	5.500%
Public Offering Price:	99.858% of the principal amount
Yield to Maturity:	5.531%
Benchmark Treasury:	4.000% due May 31, 2030
Spread to Benchmark Treasury:	T+167 bps
Benchmark Treasury Price / Yield:	100 - 19 3/4 / 3.861%
Interest Payment Dates:	February 1 and August 1, commencing February 1, 2026
Optional Redemption Provisions:	Prior to July 1, 2030 (1 month prior to the stated maturity date of the notes), “make-whole” call at Treasury Rate plus 30 basis points
On or after July 1, 2030 (1 month prior to the stated maturity date of the notes), par call
Trade Date:	June 24, 2025
Settlement Date*:	T+7; July 3, 2025
CUSIP / ISIN:	505742AS5 / US505742AS58
Expected Ratings (Moody's / Fitch / S&P)**:	Baa3 / BBB- / BB
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

BofA Securities, Inc.

SG Americas Securities, LLC

M&T Securities, Inc.

Barclays Capital Inc.

Citigroup Global Markets Inc.

Raymond James & Associates, Inc.

U.S. Bancorp Investments, Inc.

Co-Manager:	Deutsche Bank Securities Inc.

* It is expected that delivery of the notes will be made, against payment for the notes, on or about July 3, 2025, which will be the seventh business day following the date hereof (such settlement cycle being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, purchases or sales of securities in the secondary market generally are required to settle within one business day (T+1) unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of notes who wish to trade the notes prior to the business day preceding their date of delivery will be required, because the notes initially will settle in T+7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuers and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related Preliminary Prospectus Supplement and other documents the issuers and the guarantor have filed with the SEC for more complete information about the issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322; J.P. Morgan Securities LLC at 212-834-4533; SG Americas Securities, LLC at 1-855-881-2108; or Wells Fargo Securities, LLC at 1-800-645-3751 (all toll-free). This information does not purport to be a complete description of these securities or the offering. Please refer to the Preliminary Prospectus Supplement for a complete description of the securities. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another electronic system.

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